Exhibit 99.1

Unaudited Condensed Consolidating Financial Statements
The following unaudited condensed consolidating balance sheets, statements of operations and statements of cash flows are presented to provide supplemental financial information about the Company, the Guarantor Subsidiaries on a combined basis, and the Non-Guarantor Subsidiaries on a combined basis.

CONDENSED CONSOLIDATING BALANCE SHEETS DECEMBER 31, 2011 (Unaudited, amounts in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
ASSETS
Cash and cash equivalents	$(2,420)	$50,479	$47,762	$—	$95,821
Restricted cash	1,562	50	393	—	2,005
Receivables, net	876	13,170	13,400	—	27,446
Inventories	9	5,453	3,682	—	9,144
Prepaid expenses and other current assets	3,139	14,073	12,669	—	29,881
Total current assets	3,166	83,225	77,906	—	164,297

Property and equipment, net	47,715	1,335,042	863,308	—	2,246,065
Goodwill	1,234	177,820	16,078	—	195,132
Other intangible assets, net	1,000	61,311	151,781	—	214,092
Land held for development	—	—	227,857	—	227,857
Investments in joint ventures	—	—	10,157	—	10,157
Native American development costs	—	—	70,516	—	70,516
Investments in subsidiaries	2,259,272	—	31,732	(2,291,004)	—
Other assets, net	7,283	12,782	30,168	—	50,233
Total assets	$2,319,670	$1,670,180	$1,479,503	$(2,291,004)	$3,178,349

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Current portion of long-term debt	$11,027	$245	$5,108	$—	$16,380
Accounts payable	533	9,678	7,029	—	17,240
Accrued interest payable	1,643	—	1,215	—	2,858
Accrued expenses and other current liabilities	8,928	45,427	37,807	—	92,162
Intercompany payables (receivables)	43,588	(50,090)	6,502	—	—
Total current liabilities	65,719	5,260	57,661	—	128,640

Long-term debt, less current portion	1,440,973	2,085	735,789	—	2,178,847
Deficit investments in joint ventures	—	—	2,318	—	2,318
Other long-term liabilities, net	13,301	—	12,767	—	26,068
Total liabilities	1,519,993	7,345	808,535	—	2,335,873

Members' equity:
Paid-in capital	844,924	1,620,240	636,093	(2,256,333)	844,924

CONDENSED CONSOLIDATING BALANCE SHEETS (Continued) DECEMBER 31, 2011 (Unaudited, amounts in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Accumulated other comprehensive loss	(20,154)	—	(6,746)	6,746	(20,154)
Retained earnings (accumulated deficit)	(25,093)	42,595	(1,178)	(41,417)	(25,093)
Total members' equity of Station Casinos LLC	799,677	1,662,835	628,169	(2,291,004)	799,677
Noncontrolling interest	—	—	42,799	—	42,799
Total members' equity	799,677	1,662,835	670,968	(2,291,004)	842,476
Total liabilities and members' equity	$2,319,670	$1,670,180	$1,479,503	$(2,291,004)	$3,178,349

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE PERIOD JUNE 17, 2011 THROUGH DECEMBER 31, 2011 (Unaudited, amounts in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenues:
Casino	$—	$244,448	$208,503	$—	$452,951
Food and beverage	—	70,296	49,439	—	119,735
Room	—	35,818	19,106	—	54,924
Other	28	19,577	20,053	—	39,658
Management fees	—	—	13,482	—	13,482
Gross revenues	28	370,139	310,583	—	680,750
Promotional allowances	—	(29,378)	(21,973)	—	(51,351)
Net revenues	28	340,761	288,610	—	629,399

Casino	—	94,352	83,914	—	178,266
Food and beverage	—	52,917	36,062	—	88,979
Room	—	14,357	8,046	—	22,403
Other	—	8,085	8,811	—	16,896
Selling, general and administrative	2	78,477	76,164	—	154,643
Development and preopening expense	74	141	503	—	718
Depreciation and amortization	1,274	35,367	30,382	—	67,023
Management fees	—	12,056	9,763	—	21,819
Impairment of other assets	—	—	2,100	—	2,100
Write-downs and other charges, net	554	2,321	1,166	—	4,041
	1,904	298,073	256,911	—	556,888

Operating (loss) income	(1,876)	42,688	31,699	—	72,511
Earnings from subsidiaries	42,441	—	—	(42,441)	—
Losses from joint ventures	—	—	(1,533)	—	(1,533)
Operating (loss) income and earnings (losses) from subsidiaries and joint ventures	40,565	42,688	30,166	(42,441)	70,978

Other expense:
Interest expense, net	(65,658)	(93)	(26,548)	—	(92,299)
Gain on early retirement of debt	—	—	1,183	—	1,183
Net (loss) income	(25,093)	42,595	4,801	(42,441)	(20,138)
Less: net income applicable to noncontrolling interest	—	—	4,955	—	4,955
Net (loss) income applicable to Station Casinos LLC members	$(25,093)	$42,595	$(154)	$(42,441)	$(25,093)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE PERIOD JUNE 17, 2011 THROUGH DECEMBER 31, 2011 (Unaudited, amounts in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from operating activities:
Net (loss) income	$(25,093)	$42,595	$4,801	$(42,441)	$(20,138)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,274	35,366	30,383	—	67,023
Impairment of other assets	—	—	2,100	—	2,100
Write-downs and other charges, net	554	2,321	1,166	—	4,041
Earnings from subsidiaries	(42,441)	—		42,441	—
Losses from joint ventures	—	—	1,533	—	1,533
Amortization of debt discount and issuance costs	30,878	—	8,467	—	39,345
Accrued interest — paid in kind	—	—	2,138	—	2,138
Gain on early retirement of debt	—	—	(1,183)	—	(1,183)
Changes in assets and liabilities:
Restricted cash	28,417	—	5,716	—	34,133
Receivables, net	89	836	(3,846)	—	(2,921)
Inventories and prepaid expenses	(2,111)	(2,264)	(1,952)	—	(6,327)
Accounts payable	(4,776)	(7,289)	(9,907)	—	(21,972)
Accrued interest payable	1,643	7	1,138	—	2,788
Accrued expenses and other current liabilities	(32,632)	4,354	(7,050)	—	(35,328)
Intercompany receivables and payables	49,360	(58,197)	8,837	—	—
Other, net	(1,091)	421	287	—	(383)
Net cash provided by operating activities	4,071	18,150	42,628	—	64,849

Cash flows from investing activities:
Capital expenditures	2,018	(17,234)	(12,122)	—	(27,338)
Proceeds from sale of property and equipment	—	117	128	—	245
Distributions in excess of earnings from joint ventures	—	—	882	—	882
Distributions from subsidiaries	1,024	—	—	(1,024)	—
Construction contracts payable	—	242	171	—	413
Native American development costs	—	—	(4,873)	—	(4,873)
Proceeds from repayment of Native American development costs	—	—	32,305	—	32,305
Other, net	—	67	(2,540)	—	(2,473)
Net cash provided by (used in) investing activities	3,042	(16,808)	13,951	(1,024)	(839)

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS (Continued) FOR THE PERIOD JUNE 17, 2011 THROUGH DECEMBER 31, 2011 (Unaudited, amounts in thousands)

	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash flows from financing activities:
Borrowings under credit agreements with original maturities of three months or less, net	8,400	—	7,800	—	16,200
Payments under credit agreements with original maturities greater than three months	(23,246)	—	(62,603)	—	(85,849)
Distributions to members	(56)	—	(6,731)	1,024	(5,763)
Debt issuance costs	(386)	—	(81)	—	(467)
Other, net	(769)	(116)	(4,575)	—	(5,460)
Net cash used in financing activities	(16,057)	(116)	(66,190)	1,024	(81,339)
Cash and cash equivalents:
(Decrease) increase in cash and cash equivalents	(8,944)	1,226	(9,611)	—	(17,329)
Balance, beginning of period	6,524	49,253	57,373	—	113,150
Balance, end of period	$(2,420)	$50,479	$47,762	$—	$95,821

Supplemental cash flow disclosures:
Cash paid for interest, net of amounts capitalized	$33,181	$43	$18,623	$—	$51,847

STATION CASINOS LLC AND RESTRICTED SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010
(Unaudited)

Presentation

The results of operations presented below for the year ended December 31, 2011 were derived by the mathematical additional of the results of Station Casinos LLC (the "Company", "we" or "our") and the Guarantor Subsidiaries (the "Restricted Subsidiaries") for the period June 17, 2011 through December 31, 2011, and the results of Station Casinos, Inc. ("STN") and its subsidiaries that were predecessors to the Restricted Subsidiaries for the period January 1, 2011 through June 16, 2011. The results for the year ended December 31, 2010 represent the results of Station Casinos, Inc. and its operating subsidiaries that were predecessors to the Restricted Subsidiaries. References herein to "Propco Successor" refer to the Company and the Restricted Subsidiaries on or after June 17, 2011 (the "Effective Date"), and references herein to the "Propco Predecessor" refer to STN and its operating subsidiaries that were predecessors to the Restricted Subsidiaries before the Effective Date. The period after the Effective Date is referred to herein as the "Successor Period" and periods before the Effective Date are referred to as "Predecessor Periods."

The results of operations for the periods before June 17, 2011 and after June 17, 2011 are not fully comparable, particularly depreciation, amortization, interest expense and tax provision accounts, primarily due to the impact of the restructuring transactions and the adoption of fresh-start reporting.

Results of Operations

The following table highlights the combined results of operations for the year ended December 31, 2011 compared to the year ended December 31, 2010 (amounts in thousands):

	Combined Propco Successor and Propco Predecessor	Propco Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Change	Percent Change
Net revenues	$641,133	$601,161	$39,972	6.6%
Operating income	63,736	8,827	54,909	622.1%

Casino revenues	$458,780	$435,619	$23,161	5.3%
Casino expenses	180,708	181,544	(836)	(0.5)%
Margin	60.6%	58.3%	2.3%

Food and beverage revenues	132,050	116,335	15,715	13.5%
Food and beverage expenses	96,105	74,829	21,276	28.4%
Margin	27.2%	35.7%	(8.5)%

Room revenues	65,608	60,349	5,259	8.7%
Room expenses	26,035	24,791	1,244	5.0%
Margin	60.3%	58.9%	1.4%

Other revenues	34,526	29,882	4,644	15.5%
Other expenses	13,534	10,363	3,171	30.6%

	Combined Propco Successor and Propco Predecessor	Propco Predecessor
	Year ended December 31, 2011	Year ended December 31, 2010	Change	Percent Change
Selling, general and administrative expense	158,908	160,155	(1,247)	(0.8)%
Percent of net revenues	24.8%	26.6%	(1.8)%

Management fee expense (June 17, 2011 through December 31, 2011)	12,056	—	n/m	n/m
Percent of net revenues	3.5%	—	n/m

_____________________________________
n/m = not meaningful

Net Revenues and Operating Income. Combined net revenues for the year ended December 31, 2011 increased 6.6% to $641.1 million as compared to $601.2 million in 2010. The improvement in combined net revenues during the year ended December 31, 2011 as compared to the prior year reflects increases in revenues across all of our revenue categories. Combined operating income was $63.7 million for the year ended December 31, 2011, reflecting an improvement of $54.9 million as compared to operating income of $8.8 million for the year ended December 31, 2010.

Casino. Combined casino revenues increased 5.3% to $458.8 million for the year ended December 31, 2011 as compared to $435.6 million for the year ended December 31, 2010. The $23.2 million increase was primarily due to the success of our current marketing programs, which drove increased customer visits to our properties. Casino expenses for the year ended December 31, 2011 decreased by less than 1% as compared to casino expenses for the year ended December 31, 2010. The combined casino operating margin for the year ended December 31, 2011 increased to 60.6% as compared to 58.3% for the prior year.

Food and Beverage. Combined food and beverage revenues increased by 13.5% to $132.1 million for the year ended December 31, 2011 as compared to $116.3 million for the prior year, and the combined number of restaurant guests served increased by 37% for the year ended December 31, 2011 compared to the year ended December 31, 2010. During the year ended December 31, 2011, we took over the operations of three previously leased cafés. The increase in the number of restaurant guests served is primarily the result of the café conversions, as well as increased visitation to our restaurants across all of our properties. The average guest check decreased by 11.4% during the year ended December 31, 2011 as compared to the prior year, primarily as a result of the conversion of the cafés, which are lower priced restaurants. Combined food and beverage expenses increased by 28.4%, primarily due to the increases in revenues and number of guests served. The combined food and beverage margin for the year ended December 31, 2011 decreased to 27.2% compared to 35.7%, primarily as a result of the café conversions.

Room.     The following table shows key information about our hotel operations:

	Year ended December 31, 2011	Year ended December 31, 2010	Percent Change
Room occupancy	85.8%	81.7%	4.1%
Average daily rate	$72	$69	4.3%
Revenue per available room	$62	$56	10.7%

Combined room revenues for the year ended December 31, 2011 increased by 8.7% as compared to the year ended December 31, 2010, primarily due to the improvement in occupancy. Combined room expenses for the year ended December 31, 2011 increase by 5.0% as compared to the year ended December 31, 2010, primarily as a result of the increased occupancy.

Other. Other revenues primarily include income from gift shops, bowling, entertainment, leased outlets and spa. Other revenues increased by $4.6 million and other expenses increased by $3.2 million for the year ended December 31, 2011 as compared to the year ended December 31, 2010. The improvement in other revenues during 2011 is primarily the result of increased visitation to our properties.

Selling, General and Administrative Expense ("SG&A"). SG&A expense decreased slightly to $158.9 million for the year ended December 31, 2011 as compared to $160.2 million for the year ended December 31, 2010. SG&A as a percentage of net revenue decreased to 24.8% for the year ended December 31, 2011 as compared to 26.6% for the prior year.

Management Fee Expense. As of the Effective Date, we entered into long-term management agreements with affiliates of Fertitta Entertainment LLC (the "Managers") to manage our properties, and certain executive officers and corporate employees of STN became employees of Fertitta Entertainment LLC. Under the management agreements, we pay a base management fee equal to 2% of gross revenues and an incentive management fee equal to 5% of positive earnings before interest, taxes, depreciation and amortization ("EBITDA") (as defined in the agreements) for each of our managed properties. As a result, our statement of operations reflects management fee expense for which there was no comparable expense recorded by STN.

Liquidity and Capital Resources
The following liquidity and capital resources discussion contains certain forward-looking statements with respect to our business, financial condition, results of operations, expansion projects and our subsidiaries, which involve risks and uncertainties that cannot be predicted or quantified. The forward-looking statements are based upon a number of estimates and assumptions that, while considered reasonable by us, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control, and are subject to change. Actual results of operations may vary materially from any forward-looking statement made herein. Forward-looking statements should not be regarded as a representation by us or any other person that the forward-looking statements will be achieved. Undue reliance should not be placed on any forward-looking statements. Some of the contingencies and uncertainties to which any forward-looking statement contained herein is subject include, but are not limited to, the risks described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011.
Year Ended December 31, 2011
On the Effective Date, we borrowed approximately $1.7 billion under the Propco Credit Agreement, which is more fully described in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.
At December 31, 2011, we had $48.1 million in cash and cash equivalents, which is primarily used for the day-to-day operations of our properties. Our restricted cash at December 31, 2011 totaled $1.6 million, primarily representing cash placed in escrow for the payment of remaining outstanding restructuring liabilities.
At December 31, 2011, we had $38.0 million in borrowing availability under the Propco Credit Agreement.
During the Successor Period, net cash provided by operating activities totaled $22.2 million. Net cash flows used in investing activities totaled $13.8 million for the Successor Period, primarily for capital expenditures at our properties. Net cash flows used in financing activities totaled $16.2 million, primarily representing net repayments on our indebtedness under the Propco credit agreement. For the period June 17, 2011 through December 31, 2011, interest expense totaled $65.8 million, comprising cash interest of $34.9 million and amortization of debt discount and debt issuance costs of $30.9 million.
As a result of the restructuring transactions, the adoption of fresh-start reporting, and the intercompany activity between the Propco Predecessor and STN's other subsidiaries, a comparison of the cash flows for Predecessor Periods to cash flows for the Successor Period is not meaningful.
Year Ending December 31, 2012
Our primary cash requirements for 2012 are expected to include (i) principal and interest payments on indebtedness totaling approximately $87 million, including approximately $75 million related to our indebtedness under the Propco credit agreement and approximately $9 million related to our interest rate swap agreement, and (ii) maintenance and other capital expenditures totaling approximately $36 million. Our cash flow may be affected by a variety of factors, many of which are outside our control, including regulatory issues, competition, financial markets and other general business conditions. Although we believe that cash flows from operations, available borrowings under our credit agreement and existing cash balances will be adequate to satisfy our anticipated uses of capital for the foreseeable future, and we are continually evaluating our liquidity position and our financing needs. We cannot provide assurance, however, that we will generate sufficient income and liquidity to meet all of our liquidity requirements or other obligations.
Off-Balance Sheet Arrangements and Contractual Obligations
As of December 31, 2011, we have certain off-balance sheet arrangements that affect our financial condition, liquidity and results of operations, including operating leases, employment contracts, long-term stay-on performance agreements and slot conversion purchase obligations.
The following table summarizes our contractual obligations and commitments (amounts in thousands, unaudited):

	Long-term debt and interest rate swap (a)	Operating leases	Other long-term obligations (b)	Total contractual cash obligations
Payments due in the next twelve months as of December 31,
2011	$86,662	$2,807	$11,478	$100,947
2012	85,956	2,693	272	88,921
2013	88,012	2,675	46	90,733
2014	90,639	2,675	—	93,314
2015	1,644,414	2,675	—	1,647,089
Thereafter	40,268	111,021	—	151,289
Total	$2,035,951	$124,546	$11,796	$2,172,293
____________________________________

(a)
Includes principal and contractual interest on long-term debt and projected cash payments on interest rate swaps based on interest rates in effect at December 31, 2011, except for contractual interest payments related to the Senior Notes, which are based on the interest rate in effect at January 3, 2012.

(b)	Other long-term obligations include employment contracts, long-term stay-on agreements and slot conversion purchase obligations.

Description of Certain Indebtedness and Capital Stock

See the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for a description of the Propco Credit Agreement and the Senior Notes.

Derivative Instruments
We have entered into an interest rate swap to manage our exposure to interest rate risk. At December 31, 2011 we have a floating-to-fixed interest rate swap with a notional amount of $841.4 million which matures in 2015. This interest rate swap effectively converts a portion of our variable-rate debt to a fixed rate, and we have designated it as a cash flow hedging instrument for accounting purposes. As of December 31, 2011, we paid a fixed interest rate of 1.29% and received a variable interest rate of 0.27% on this interest rate swap.
The difference between amounts received and paid under our interest rate swap agreements, as well as any costs or fees, is recorded as a reduction of, or an addition to, interest expense as incurred over the life of the interest rate swaps. For the period June 17, 2011 through December 31, 2011, the swap increased our interest expense by $3.8 million.
Critical Accounting Policies and Estimates
See the Company's Annual Report on Form 10-K for the year ended December 31, 2011 for a description of our critical accounting policies and estimates.